Tuesday  August  10,  1:24  pm  Eastern  Time

Company  Press  Release

SOURCE:  Newmark  Homes  Corp.

Pacific  Realty  Group  Engaged  in
Discussions  Related  to  Its  Equity  Interests  in  Newmark
Homes  Corp.

HOUSTON, Aug. 10 /PRNewswire/ __ Newmark Homes Corp. (Nasdaq: NHCH _ news; the "Company") announced today that Pacific Realty Group, Inc. ("the Parent") has informed the Company that the parent is engaged in preliminary discussions with a foreign company for a transaction involving all or a portion of Parent's common stock holdings in the Company. As of August 10, 1999, the Parent was the owner of 80% of the outstanding common stock of the Company.

Newmark Homes Corp. (Newmark) designs, builds and sells single_family residences in Texas, Florida, Tennessee and North Carolina. As of June 30, 1999, the Company operated in 69 subdivisions and has closed 905 homes with an average sales price of $236,000 for the six-month period then ended.

SOURCE:  Newmark  Homes  Corp.


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